                                                FILED PURSUANT TO RULE 424(B)(2)
                                                      REGISTRATION NO. 333-53767

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JUNE 5, 1998)

                                                                  [LOGO]

                                              BALTIMORE GAS AND ELECTRIC COMPANY

--------------------------------------------------------------------------------

                        10,000,000 PREFERRED SECURITIES

                              BGE CAPITAL TRUST I

          7.16% TRUST ORIGINATED PREFERRED SECURITIES-SM- (TOPrS-SM-)

                (Liquidation amount $25 per preferred security)

      FULLY AND UNCONDITIONALLY GUARANTEED, BASED ON SEVERAL OBLIGATIONS,
                     BY BALTIMORE GAS AND ELECTRIC COMPANY

--------------------------------------------------------------------------------

    A brief description of the preferred securities can be found under "SUMMARY" in this prospectus supplement.

    WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-4, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE PREFERRED SECURITIES, ALONG WITH THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

    We plan to list the preferred securities on the New York Stock Exchange under the trading symbol BGEPrA. We expect that the preferred securities will begin trading on the New York Stock Exchange within 30 days after they are first issued.

                                                                  INITIAL PUBLIC       UNDERWRITING          PROCEEDS
                                                                OFFERING PRICE(1)       COMMISSION         TO THE TRUST
                                                                ------------------  ------------------  ------------------
Per preferred security........................................        $25.00               (2)                $25.00
Total.........................................................     $250,000,000            (2)             $250,000,000

------------------------

(1) Accrued distributions from June 15, 1998 will be added to the initial public offering price.

(2) Underwriting commissions of $.7875 (or $7,875,000 for all securities) will be paid by Baltimore Gas and Electric Company. However, such compensation will be $.50 for sales to certain institutions.

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

MERRILL LYNCH & CO.

     A.G. EDWARDS & SONS, INC.

          GOLDMAN, SACHS & CO.

               LEGG MASON WOOD WALKER
                            INCORPORATED

                    LEHMAN BROTHERS

                          PAINEWEBBER INCORPORATED

                               PRUDENTIAL SECURITIES INCORPORATED

            The date of this prospectus supplement is June 10, 1998

 -SM- "Trust Originated Preferred Securities" and "TOPrS" are service marks of
                           Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------

PROSPECTUS SUPPLEMENT

Summary....................................................................................................        S-3

Risk Factors...............................................................................................        S-4

Use of Proceeds............................................................................................        S-6

Selected Financial Information.............................................................................        S-7

Accounting Treatment.......................................................................................        S-8

Description of Securities..................................................................................        S-8

    Certain Terms of the Preferred Securities..............................................................        S-8

    Certain Terms of the Debentures........................................................................       S-13

United States Taxation.....................................................................................       S-15

Underwriting...............................................................................................       S-20

PROSPECTUS

Where You Can Find More Information........................................................................          2

BGE........................................................................................................          2

The Trust..................................................................................................          2

Use of Proceeds............................................................................................          3

Ratio of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred and Preference
  Stock Dividends..........................................................................................          4

Description of Securities..................................................................................          5

Description of the Preferred Securities....................................................................          5

Description of the Junior Subordinated Debentures..........................................................         11

Description of the Preferred Securities Guarantee..........................................................         18

Relationship Among the Preferred Securities, the Preferred Securities Guarantee and the Junior Subordinated
  Debentures Held by the Trust.............................................................................         20

Plan of Distribution.......................................................................................         21

Legal Opinions.............................................................................................         22

Experts....................................................................................................         23

SUMMARY

The following information supplements, and should be read in conjunction with, the information contained in this prospectus supplement and in the accompanying prospectus. For your convenience, we make reference to specific page numbers in this prospectus supplement for more detailed information on certain terms and concepts used throughout this prospectus supplement.

DISTRIBUTIONS

The trust will sell its preferred securities to the public and its common securities to BGE. The trust will use the proceeds from these sales to buy a series of 7.16% Deferrable Interest Subordinated Debentures due June 30, 2038 (debentures) from BGE with the same terms as the preferred securities.

If you purchase the preferred securities, you are entitled to receive cumulative cash distributions at an annual rate of 7.16% of the liquidation amount of $25 per preferred security. Distributions will accumulate from the date the trust issues the preferred securities and will be paid quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning September 30, 1998.

DEFERRAL OF DISTRIBUTIONS

So long as no event of default (see p. 12) under the debentures has occurred and is continuing, BGE has the right, at one or more times, to defer interest payments on the debentures for up to 20 consecutive quarters, but not beyond the maturity date of the debentures. If BGE defers interest payments on the debentures, the trust will also defer distributions on the preferred securities. During this deferral period, you will still accumulate distributions at an annual rate of 7.16% of the liquidation amount of $25 per preferred security, plus you will accumulate additional distributions at the same rate, compounded quarterly, on any unpaid distributions (to the extent permitted by law). You will also be required to accrue interest income and include it in your gross income for United States federal income tax purposes, even if you are a cash basis taxpayer.

REDEMPTION

The trust must redeem the preferred securities when the debentures are paid at maturity on June 30, 2038, or upon any earlier redemption. BGE has the option at any time on or after June 15, 2003 to redeem the debentures, in whole or in part. In addition, BGE may redeem the debentures at its option, in whole but not in part, if certain tax events occur or if there is a change in the Investment Company Act of 1940 that requires the trust to register under that law. Upon any redemption, you will receive the liquidation amount of $25 per preferred security plus any unpaid distributions to the date of redemption.

BGE'S GUARANTEE OF THE PREFERRED SECURITIES

BGE will fully and unconditionally guarantee the preferred securities based on:

- its obligations to make payments on the debentures;

- its obligations under the Preferred Securities Guarantee (see p. 18); and

- its obligation under the Declaration (see p. 2).

If BGE does not make a payment on the debentures, the trust will not have sufficient funds to make payments on the preferred securities. The Preferred Securities Guarantee does not cover payments when the trust does not have sufficient funds.

BGE's obligations under the debentures are subject to payment on its Senior Indebtedness (see p. 15). BGE's obligations under the Preferred Securities Guarantee are subject to payment on all of its general liabilities.

DISSOLUTION OF THE TRUST

If the trust is dissolved before its expiration date in 2053 based on the terms of the Declaration, including at BGE's option, then the trustees will either:

- distribute the debentures to the preferred and common securities holders; or

- pay the liquidation amount of $25 per preferred security plus unpaid distributions to the preferred securities holders if the Property Trustee (see p. 3) decides that distributing the debentures is not practical.

The Property Trustee will be able to distribute cash upon dissolution of the trust only if the debentures are redeemed.

BGE has the option at any time on or after June 15, 2003 to redeem the debentures, in whole or in part. In addition, BGE may redeem the debentures at its option, in whole but not in part, if certain tax events occur or if there is a change in the Investment Company Act of 1940 that requires the trust to register under that law.

If the debentures are distributed, BGE will use its best efforts to list them on the New York Stock Exchange in place of the preferred securities.

For more information, see "DESCRIPTION OF THE PREFERRED SECURITIES -- Liquidation Distribution Upon Dissolution" on p. 6.

BOOK-ENTRY

The preferred securities will be represented by a global security that will be deposited with and registered in the name of The Depository Trust Company, New York, New York ("DTC") or its nominee. This means that you will not receive a certificate for the preferred securities.

RISK FACTORS

YOU SHOULD CAREFULLY READ THE FOLLOWING RISK FACTORS BEFORE PURCHASING ANY PREFERRED SECURITIES.

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE PREFERRED SECURITIES GUARANTEE AND
  DEBENTURES; RIGHTS UNDER THE PREFERRED SECURITIES GUARANTEE

BGE's obligations under the Preferred Securities Guarantee are unsecured and will rank in priority of payment:

- junior to all of BGE's general liabilities;

- equal with BGE's senior most preferred and preference stock; and

- senior to BGE's common stock.

BGE's obligations under the debentures are unsecured and will rank junior in priority of payment to BGE's Senior Indebtedness (see p. 15).

At March 31, 1998, BGE's Senior Indebtedness totaled approximately $2.7 billion. There is no limit to BGE's ability to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the debentures and the Preferred Securities Guarantee.

The ability of the trust to timely pay distributions on the preferred securities and the liquidation amount of $25 per preferred security is solely dependent upon BGE making the related payments on the debentures when due.

If BGE defaults on its obligation to pay principal, premium or interest on the debentures, the trust will not have sufficient funds to pay distributions or the $25 per preferred security liquidation amount. As a result, you will not be able to rely upon the Preferred Securities Guarantee for payment of these amounts. Instead, you or the Property Trustee (under certain circumstances discussed further on p. 7) may enforce the rights of the trust under the debentures directly against BGE.

For more information please refer to "DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES-- Subordination" on p. 15 and "DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE--Status of the Preferred Securities Guarantee" on p. 19.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TRADING CHARACTERISTICS; TAX CONSEQUENCES

So long as no event of default under the debentures has occurred and is continuing, BGE has the right, at one or more times, to defer interest payments on the debentures for up to 20 consecutive quarters, but not beyond the maturity date of the debentures.

As a consequence, the trust would defer distributions on the preferred securities during any deferral period. However, you would still accumulate distributions at the rate of 7.16% per annum, compounded quarterly, to the extent permitted by law. The preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures.

During a deferral period, you will be required to accrue interest income for United States federal income tax purposes in respect of your pro-rata share of the debentures held by the trust. As a result, you must include the accrued interest in your gross income for United States federal income tax purposes prior to your receiving cash. You will also not receive the cash related to any accrued and unpaid interest from the trust if you sell the preferred securities before the end of any deferral period.

During a deferral period, accrued but unpaid distributions will increase your tax basis in the preferred securities. If you sell the preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income.

BGE has no current intention of exercising its right to defer interest payments on the debentures. However, if BGE exercises its right in the future, the market price of the preferred securities is likely to be affected. If you sell the preferred securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the preferred securities.

See "UNITED STATES TAXATION" on p. S-15 for more information regarding the tax consequences of purchasing the preferred securities.

SPECIAL EVENT REDEMPTION

At any time a Tax Event or an Investment Company Event (see p. S-10) occurs and is continuing, BGE has the right to redeem the debentures, in whole but not in part. The redemption of the debentures will cause a mandatory redemption of the preferred and common securities within 90 days of the event at a redemption price equal to the liquidation amount of $25 per security plus any unpaid distributions.

See "CERTAIN TERMS OF THE PREFERRED SECURITIES--Special Event Redemption" on p. S-9 for more information.

DISTRIBUTION OF DEBENTURES; POSSIBLE ADVERSE EFFECT ON MARKET PRICE

The trust may be dissolved before its expiration on June 30, 2053, if certain events occur and at any time at BGE's option. As a result, and subject to the terms of the Declaration, the trustees may distribute the debentures to the preferred and common securities holders. Although BGE has agreed to use its best efforts to list the debentures on the New York Stock Exchange if this occurs, there can be no assurance that the debentures will be approved for listing or that a trading market will exist for the debentures.

BGE can not predict the market prices for the debentures that may be distributed. Accordingly, the debentures that you receive upon a distribution, or the preferred securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the preferred securities.

Because you may receive debentures, you must also make an investment decision with regard to the debentures. You should carefully review all the information regarding the debentures contained in this prospectus supplement and the accompanying prospectus.

See "UNITED STATES TAXATION-- Receipt of Debentures or Cash Upon Liquidation of the Trust" on p. S-18 where we discuss applicable United States federal income tax consequences.

LIMITED VOTING RIGHTS

Holders of preferred securities have limited voting rights. In general, only BGE can replace or remove any of the trustees. However, if an event of default under the Declaration is continuing, the holders of at least a majority in aggregate liquidation amount of the preferred securities may replace the Property Trustee and the Delaware Trustee.

See "THE TRUST" on p. 2 and "DESCRIPTION OF THE PREFERRED SECURITIES--Voting Rights; Amendment of Trust Agreement" on p. 8 for more information.

USE OF PROCEEDS

In addition to the use of proceeds explained in the accompanying prospectus, BGE plans to use a portion of the net proceeds from the sale of the debentures to redeem the following amounts of preference stock:

- 7.78%, 1973 Series ($20 million)

- 7.50%, 1986 Series ($33.5 million)

- 6.75%, 1987 Series ($39.5 million)

                         SELECTED FINANCIAL INFORMATION

The following is a selection of certain financial information of BGE. This information is taken from BGE's audited financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 1997 and from BGE's unaudited consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998. See "WHERE YOU CAN FIND MORE INFORMATION" in the accompanying prospectus. All amounts are in millions except per share amounts.

                                                                                          12 MONTHS ENDED
                                                                             ------------------------------------------
                                                                              MAR, 31    DEC, 31    DEC, 31    DEC, 31
                                                                               1998       1997       1996       1995
                                                                             ---------  ---------  ---------  ---------
Income Statement Data:
  Electric revenues........................................................  $   2,174  $   2,192  $   2,209  $   2,230
  Gas revenues.............................................................        488        522        517        401
  Diversified businesses revenues..........................................        624        594        427        305
  Net Income...............................................................        291        283        311        338
  Earnings Applicable to Common Stock......................................        264        254        272        297
  Earnings Per Share of Common Stock.......................................  $    1.79  $    1.72  $    1.85  $    2.02

Balance Sheet Data at End of Period:
  Property, Plant and Equipment, net.......................................  $   5,620  $   5,652  $   5,579  $   5,498

                                                                                              MARCH 31, 1998
                                                                                      -------------------------------
                                                                                       ACTUAL      AS ADJUSTED (1)
                                                                                      ---------  --------------------
                                                                                       AMOUNT     AMOUNT     PERCENT
                                                                                      ---------  ---------  ---------
Capital Structure (utility only):
  Short-Term Debt...................................................................  $     160  $       3       0.1%
  Long-Term Debt....................................................................      2,504      2,504      46.8%
  Trust Preferred Securities........................................................     --            250       4.7%
  Preference Stock (1)..............................................................        323        230       4.3%
  Common Equity.....................................................................      2,356      2,356      44.1%
                                                                                      ---------  ---------  ---------
    Total Capitalization............................................................  $   5,343  $   5,343     100.0%

------------------------

(1) Reflects the planned redemption of $93 million of preference stock as described in "USE OF PROCEEDS."

ACCOUNTING TREATMENT

The trust will be treated as a subsidiary of BGE, and the accounts of the trust will be included in BGE's financial statements. The preferred securities will be presented as a separate line item in BGE's balance sheet and disclosures concerning the preferred securities, the Preferred Securities Guarantee and the debentures will be included in the notes to the financial statements. BGE will record distributions paid on the preferred securities as an expense.

DESCRIPTION OF SECURITIES

This prospectus supplement discloses the specific terms and provisions of the preferred securities and the debentures and supplements the general description of the terms and provisions of these securities in the accompanying prospectus. These summaries are not meant to be a complete description of each security. However, this prospectus supplement and the accompanying prospectus contain the material terms and conditions for each security. For more information, please refer to the Declaration, the Indenture and the Preferred Securities Guarantee. Forms of these documents are filed as exhibits to the Registration Statement of which this prospectus supplement and the accompanying prospectus are a part. All terms used in this prospectus supplement have the meanings given to them in these documents.

CERTAIN TERMS OF THE PREFERRED SECURITIES

DISTRIBUTIONS

The preferred securities represent undivided beneficial interests in the assets of the trust. Distributions on the preferred securities are cumulative and will accumulate from the date they are first issued at the annual rate of 7.16% of the $25 per preferred security liquidation amount. Distributions will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning September 30, 1998. Distributions not paid when due will accumulate additional distributions, compounded quarterly, at the annual rate of 7.16% on the amount of unpaid distributions (to the extent permitted by law). The term "distributions" includes any of these distributions. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

If distributions are payable on a date that is not a Business Day (as defined at the end of this paragraph), payment will be made on the next Business Day (and without any interest or other payment in respect for any delay). However, if the next Business Day is in the next calendar year, payment of distributions will be made on the preceding Business Day. A "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in The City of New York or the State of Maryland are authorized or obligated by law, regulation or executive order to close.

DEFERRAL OF DISTRIBUTIONS

BGE may at any time and from time to time, so long as no event of default has occurred and is continuing under the debentures, defer interest payments for up to 20 consecutive quarters. However, no deferral period will extend beyond the maturity date of the debentures. The trust will similarly defer quarterly distributions on the preferred securities during any deferral period, but the amount of distributions due to you would continue to accumulate at the rate stated above, compounded quarterly to the extent permitted by law.

BGE has no current intention to exercise its right to defer interest payments on the debentures. If BGE defers interest payments on the debentures, it would be subject to certain restrictions relating to the payment of dividends on or purchases of its capital stock and payments on its debt securities ranking equal with or junior to the debentures. See "CERTAIN TERMS OF THE DEBENTURES--Option to Extend Interest Payment Period" on p. S-14.

PAYMENT OF DISTRIBUTIONS

Distributions on the preferred securities will be payable to holders named on the securities register of the trust on the relevant record date. Payments on the preferred securities represented by a global security will be made in immediately available funds to DTC, the depository for the preferred securities.

As long as the preferred securities are in book-entry only form, the record date for the payment of distributions will be one Business Day prior to the distribution date. If the preferred securities are ever issued in certificated form, the record date for the payment of distributions will be the 15th day of the last month of each calendar quarter, whether or not a Business Day.

REDEMPTION

When BGE pays the debentures at maturity on June 30, 2038 or upon early redemption, the Property Trustee will use the proceeds to redeem a like amount of the preferred and common securities. The Property Trustee will give you at least 30 days, but not more than 60 days, notice before the redemption date. The preferred and (unless there is a default under the debentures) common securities will be redeemed at a price equal to the liquidation amount of $25 per security plus accrued and unpaid distributions to the date of redemption.

If less than all the preferred and common securities are redeemed, then the aggregate liquidation amount of preferred and common securities to be redeemed will be allocated 3% to the common securities holders, subject to the exceptions as described in "Subordination of Common Securities" on p. S-11, and 97% to the preferred securities holders. The preferred and (unless there is a default under the debentures) common securities to be redeemed will be selected by the Property Trustee by a method determined to be fair and appropriate by the it subject to the subordination provisions of the common securities.

SPECIAL EVENT REDEMPTION

If a Tax Event or an Investment Company Event, as we define below (each a Special Event) has occurred and is continuing, BGE may redeem the debentures, in whole but not in part. This will cause a mandatory redemption of the preferred and common securities, in whole but not in part, at the liquidation amount of $25 per preferred security plus unpaid distributions to the date of redemption within 90 days following the occurrence of the Special Event.

However, in the case of an occurrence of a Tax Event, if BGE can eliminate, within the 90 day period, the Tax Event by taking some action, such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on BGE, the trust or the preferred and common securities holders, BGE will pursue that action instead of redemption. BGE will have no right to redeem the debentures while the trust is pursuing any similar action based on its obligations under the Declaration.

"Tax Event" means that BGE will have received an opinion of counsel (which may be counsel to BGE or an affiliate but not an employee and which must be reasonably acceptable to the Property Trustee) experienced in such matters to the effect that, as a result of any

1) amendment to, or change (including any announced prospective change) in, the laws (or any regulations under those laws) of the United States or any political subdivision or taxing authority affecting taxation; or

2) interpretation or application of such laws or regulations by any court, governmental agency or regulatory authority,

in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation or application is issued or announced on or after the date of this prospectus supplement, there is more than an insubstantial risk that:

- the trust is, or will be within 90 days of the date of the opinion of counsel, subject to United States federal income tax with respect to interest received on the debentures;

- interest payable by BGE to the trust on the debentures is not, or will not be within 90 days of the date of the opinion of counsel, deductible, in whole or in part, for United States federal income tax purposes; or

- the trust is, or will be within 90 days of the date of the opinion of counsel, subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.

It has been reported that the IRS recently challenged another company's deduction for interest paid on a debt instrument similar in some respects to the debentures and issued to an entity similar to the trust. Based on available information, BGE and the trust do not believe that this challenge will affect BGE's ability to deduct interest payments on the debentures. However, you should be aware that further developments favoring the IRS's challenge, or other unrelated developments, could cause a Tax Event. Laws and regulations have also been proposed in the past which, if adopted retroactively, could also cause a Tax Event.

"Investment Company Event" means the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority to the effect that the trust is or will be considered an "investment company" under the Investment Company Act of 1940 that is required to be registered under this law and which change becomes effective on or after the date of this prospectus supplement.

REDEMPTION PROCEDURES

The Property Trustee will give you at least 30 days but not more than 60 days prior notice of any redemption of preferred and common securities. To the extent funds are available for payment, the Property Trustee will irrevocably deposit with the paying agent sufficient funds to pay the liquidation amount and all accrued and unpaid distributions for the preferred and common securities being redeemed. The Property Trustee will also give the paying agent irrevocable instructions and authority to pay the liquidation amount and accrued and unpaid distributions to the preferred and common securities holders upon surrender of their securities. Distributions to be paid on or prior to the redemption date for any securities called for redemption will be payable to the holders on the record dates for the related dates of distributions.

Once notice of redemption is given and funds are irrevocably deposited, all rights of the holders of the preferred and common securities called for redemption will cease. The preferred and common securities holders will receive the liquidation amount plus accrued and unpaid distributions to the date of redemption and the securities will no longer be outstanding.

If any redemption date is not a Business Day, then the liquidation amount and all accrued and unpaid distributions to the date of redemption will be payable on the next Business Day (and without any interest or other payment in respect of any such delay). However, if the Business Day is in the next calendar year, the redemption amount will be payable on the preceding Business Day.

If payment of the redemption amount for any preferred and common securities called for redemption is improperly withheld or refused and not paid either by the trust or by BGE pursuant to the Preferred Securities Guarantee, distributions on the preferred and common securities will continue to accumulate at the applicable rate from the original redemption date to the date of payment. In this case, the actual payment date will be the redemption date for purposes of calculating the redemption amount.

BGE or its subsidiaries may at any time and from time to time purchase outstanding preferred securities by tender, in the open market, or by private agreement.

SUBORDINATION OF COMMON SECURITIES

Payment of distributions on, and the redemption amount of, the preferred and common securities will be made pro-rata based on the aggregate liquidation amounts of the preferred and common securities. However, if an event of default has occurred and is continuing with respect to the debentures, no payments may be made on the common securities unless all unpaid amounts on the preferred securities have been provided for or paid in full.

If an event of default has occurred and is continuing with respect to the debentures, the common securities holder will be deemed to have waived any right to act with respect to the event of default or any related event of default under the Declaration until the event of default has been cured, waived or eliminated. Until any event of default has been cured, waived or eliminated, the Property Trustee will act solely on your behalf and only you will have the right to direct the Property Trustee to act on your behalf.

BOOK-ENTRY-ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

The preferred securities will be represented by one global security that will be deposited with and registered in the name of DTC or its nominee. This means that the trust will not issue certificates to you for the preferred securities. One global security will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the preferred securities. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another.

Beneficial interests in the global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants.

DTC has provided the trust and BGE with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (Direct Participants) deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc.

When you purchase preferred securities through the DTC system, the purchases must be made by or through a Direct Participant, who will receive credit for the preferred securities on DTC's records. Since you actually own the preferred security, you are the beneficial owner and your ownership interest will only be recorded on the Direct (or indirect) Participants' records. DTC has no knowledge of your individual ownership of the preferred securities. DTC's records only show the identity of the Direct Participants and the amount of the preferred securities held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your Direct (or indirect) Participant. Thus the Direct (or indirect) Participants are responsible for keeping accurate account of the holdings of their customers like you.

The Property Trustee will wire principal and interest payments to DTC's nominee. BGE, the trust and the Property Trustee will treat DTC's nominee as the owner of the global security for all purposes. Accordingly, BGE, the trust, the Property Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

Any redemption notices will be sent by BGE and the trust directly to DTC, who will in turn inform the Direct Participants, who will then contact you as a beneficial holder. If less than all of the preferred securities are being redeemed, DTC's practice is to choose by lot the amount of the interest of each Direct Participant to be redeemed. The Direct Participant will then use an appropriate method to allocate the redemption among its beneficial holders like you.

It is DTC's current practice, upon receipt of any payment of distributions or liquidation amount, to credit Direct Participants's accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the preferred securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Property Trustee, the trust or BGE.

Preferred securities represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

- DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by BGE within 90 days;

- BGE determines not to require all of the preferred securities to be represented by a global security and notifies the Property Trustee of its decision; or

- an event of default under the Declaration has occurred.

If the book-entry-only system is discontinued, the Property Trustee will keep the registration books for the preferred securities at its corporate office and follow the practices and procedures discussed below.

CERTIFICATED SECURITIES--REGISTRATION, TRANSFER, AND PAYMENT OF INTEREST AND
  PRINCIPAL

If the trust issues certificated securities, they will be registered in the name of the securityholder. The preferred securities may be transferred or exchanged, based on administrative procedures in the Declaration, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent, The Bank of New York, at 101 Barclay Street, New York, New York, 10286.

Distribution payments will be made by check. Payment of the redemption price or liquidation amount will be made in immediately available funds when you surrender the preferred security.

CERTAIN TERMS OF THE DEBENTURES

The debentures will be issued as a series pursuant to a supplemental indenture dated as of June 15, 1998 (Supplemental Indenture) under the Indenture. The debentures are unsecured and rank subordinate and junior in right of payment to all of BGE's Senior Indebtedness.

INTEREST RATE AND MATURITY

The debentures will mature on June 30, 2038 and will bear interest at the annual rate of 7.16% of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning September 30, 1998. Interest payments not paid when due will accrue additional interest compounded quarterly at the annual rate of 7.16% on the amount of unpaid interest (to the extent permitted by law). The term "interest payments," includes this additional interest. The amount of interest payable for any period will be computed based on a 360-day year of twelve 30-day months. The interest payment provisions for the debentures correspond to the distribution provisions of the preferred securities.

REDEMPTION

BGE has the option to redeem the debentures prior to maturity at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to the redemption date (i) in whole or in part at any time on or after June 15, 2003, or (ii) in whole but not in part if a Special Event has occurred and is continuing.

DISTRIBUTION OF DEBENTURES

If the Property Trustee distributes the debentures to the preferred and common securities holders upon the dissolution and liquidation of the trust, the debentures will be issued in denominations of $25 and integral multiples thereof. BGE anticipates that the debentures would be distributed in the form of one or more global securities and DTC, or any successor depository for the preferred securities, would act as depository for the debentures. The depository arrangements for the debentures would be substantially similar to those in effect for the preferred securities.

For a description of DTC and the terms of the depository arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters, see "CERTAIN TERMS OF THE PREFERRED SECURITIES -- Book-Entry-Only Issuance--The Depository Trust Company" in this prospectus supplement.

If the debentures are distributed to the preferred and common securities holders, BGE will use its best efforts to list the debentures on the New York Stock Exchange.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

BGE has the right at any time and from time to time, so long as no event of default has occurred and is continuing with respect to the debentures, to defer interest payments on the debentures for up to 20 consecutive quarters. However, no deferral period will extend beyond the maturity date of the debentures and no interest will be due and payable until the end of the deferral period except upon a redemption of the debentures during a deferral period.

BGE may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or at a redemption date, BGE will be obligated to pay all interest accrued and unpaid (together with interest on the unpaid interest to the extent permitted by applicable law).

During any deferral period, BGE may not:

1) declare or pay any dividend on, make any distributions, or redeem, purchase, acquire, or make a liquidation payment on any shares of BGE's capital stock or make any related guarantee payment other than:

    - as a result of a reclassification of its capital stock or the exchange or conversion of one class or series of its capital stock for another class or series of its capital stock;

    - any declaration of a dividend in connection with the implementation of a shareholder rights plan, the issuance of stock under any plan in the future, or the redemption or repurchase of any rights pursuant to any plan;

    - purchases of its common stock related to the issuance of stock under any of BGE's benefit plans for its directors, officers or employees;

    -  obligations under any BGE dividend reinvestment or stock purchase plan;
        or

    - purchases of fractional interests in shares of BGE capital stock pursuant to the conversion or exchange provisions of the capital stock or security being converted or exchanged;

2) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by BGE which rank equal with or junior to the debentures; and

3) make any guarantee payments on these securities (other than pursuant to the Preferred Securities Guarantee and any similar guarantee with respect to preferred securities of an entity holding securities issued by BGE under the Indenture).

The restrictions described above in clauses 1, 2 and 3 will also apply if there occurs and is continuing a default under the Indenture or if BGE defaults on its obligations under the Preferred Securities Guarantee.

Prior to the termination of any deferral period, BGE may further extend the interest payment period. However, the deferral period, together with all such previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the maturity date of the debentures. After the termination of any deferral period and the payment of all amounts due, BGE may decide to begin a new deferral period, subject to the above requirements.

If the Property Trustee is the sole holder of the debentures, BGE will give the Administrative Trustee and the Property Trustee notice of its selection of any deferral period one Business Day prior to the earlier of:

- the next date distributions on the preferred securities are payable; or

- the date the trust is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the preferred securities of the record date or the date any distribution is payable.

If the Property Trustee is not the sole holder of the debentures, BGE will give the debenture holders notice of its selection of any deferral period ten Business Days prior to the earlier of:

- the next interest payment date; or

- the date upon which BGE is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the debentures of the record or payment date of any related interest payment.

UNITED STATES TAXATION

GENERAL

In this section we summarize material United States federal income tax consequences of purchasing, holding and selling the preferred securities. This summary is based on (1) the Internal Revenue Code of 1986, as amended (Code),
(2) income tax regulations issued under the Code, and (3) associated administrative and judicial interpretations, all as they currently exist as of the date of this prospectus supplement. These income tax laws and regulations, however, may change at any time, and any change could be retroactive to the issuance date of the preferred securities.

These income tax laws and regulations are also subject to various interpretations, and the Internal Revenue Service (IRS) or the courts could later disagree with what we explain in this summary. The IRS has not formally ruled (and we do not intend to seek a ruling) on the tax consequences of purchasing, holding and selling the preferred securities. Accordingly, the IRS could challenge the opinions expressed in this prospectus supplement concerning such consequences, and a court could agree with the IRS.

Except where we state otherwise, this summary deals only with preferred securities held as a capital asset (as defined in section 1221 of the Code) by a holder who (i) purchases the preferred securities at their original offering price when the trust originally issues them and (ii) is a US Holder (as defined below).

We do not address all of the tax consequences that may be relevant to a US Holder. We also do not address, except as stated below, any of the tax consequences to holders that are not US Holders or to holders that may be subject to special tax treatment such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies and financial institutions. Further, we do not address:

- the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, a holder of the preferred securities;

- the United States federal alternative minimum tax consequences of the purchase, ownership or sale of the preferred securities; or

- any state, local or foreign tax consequences of the purchase, ownership and sale of preferred securities.

A "US Holder" is a preferred securities holder who or which is:

- a United States citizen or resident individual (or someone treated as a citizen or resident individual for United States federal income tax purposes);

- a corporation or partnership created or organized (or treated as created or organized for United States federal income tax purposes) in or under the laws of the United States;

- an estate if its income is subject to United States federal income taxation regardless of its source; or

- a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

A "Non-US Holder" is a preferred securities holder other than a US Holder.

CHARACTERIZATION OF THE TRUST

When the trust issues the preferred securities, Winthrop, Stimson, Putnam & Roberts, special tax counsel to BGE and the trust, will give a legal opinion stating that, under current law and based on the representations, facts and assumptions described in this prospectus supplement and the accompanying prospectus, and assuming full compliance with the terms of the Declaration, the purchase agreement and the Indenture (and other relevant documents), the trust will be characterized for United States federal income tax purposes as a grantor trust and will not be taxable as a corporation. Accordingly, for United States federal income tax purposes, you will be treated as the beneficial owner of a pro-rata undivided interest in the debentures. You will include in your gross income for United States federal income tax purposes all interest on and any gain recognized with respect to your pro-rata share of the debentures.

CHARACTERIZATION OF THE DEBENTURES

BGE and the trust will agree to treat the debentures as debt for United States federal income tax purposes. By accepting the preferred securities, you agree to treat the debentures as debt and to accept the preferred securities as evidence of an indirect beneficial ownership interest in the debentures.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

Under applicable income tax regulations, if there is only a remote likelihood that a company will not make its interest payments on time, then the debt will be considered to be issued without original issue discount (OID). BGE believes that the likelihood that it will elect to defer interest payments is remote, since this would prevent BGE from declaring dividends on any of its common, preferred or preference stock or making payments on its debt securities which rank equal with or junior to the debentures until it made up all of the missed interest payments. Accordingly, BGE will take the position that the debentures will not be issued with OID. As a result, the interest payments on the debentures (which are used to make distributions on the preferred securities) generally will be taxable to you as ordinary income when they are paid or accrued depending on your method of United States federal income tax accounting.

If, however, BGE elects to defer payments of interest, the debentures would at that time be treated as re-issued with OID, and all remaining interest payments would be treated as OID. In that case, all of your taxable interest income on the debentures would have to be included in your gross income for United States federal income tax purposes as it accrued daily on an economic accrual basis even if you otherwise used a cash basis method of tax accounting. This means that you would include interest income for tax purposes, and pay United States federal income taxes, on the interest income you should have received on the interest payment dates even though BGE did not actually make cash interest payments on those dates.

If the likelihood of BGE deciding to defer any payments of interest were not treated as remote, the debentures would be considered as issued initially with OID in an amount equal to the sum of all the interest payable over the term of the debentures. Again, this would mean that you would have to include interest income in gross income for United States federal income tax purposes as it accrued daily on an economic accrual basis instead of on the dates you actually received the cash payments.

The IRS has not issued any rulings or interpretations which define the meaning of the term "remote" as used in the applicable income tax regulations. The IRS could take a position that differs from what we state in this prospectus supplement.

CORPORATE US HOLDERS

Because the income from the preferred securities will not be considered to be dividends for United States federal income tax purposes, corporate US Holders of the preferred securities will not be entitled to a dividends-received deduction for any income from the preferred securities.

SALES OF PREFERRED SECURITIES

If you sell your preferred securities, you will recognize a gain or loss equal to the difference between the amount realized from the sale of the preferred securities (generally, your selling price) and your adjusted tax basis in the preferred securities. If BGE does not defer interest on the debentures, your adjusted tax basis in the preferred securities generally will equal the initial purchase price that you paid for the preferred securities. If, however, BGE elects to defer interest payments on the debentures, your adjusted tax basis in the preferred securities generally will equal (1) the initial purchase price that you paid for the preferred securities plus (2) any accrued and unpaid distributions that you were required to treat as OID.

A gain or loss on the sale of preferred securities generally will be a capital gain or loss. The maximum regular United States federal income tax rate on capital gains for individual taxpayers is currently 28% for sales and exchanges of capital assets held for more than one year but not more than eighteen months, and 20% for sales and exchanges of capital assets held for more than eighteen months. All net capital gains of a corporate taxpayer are subject to tax at ordinary corporate income tax rates of up to 35%.

The preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest relating to the underlying debentures. If BGE elects to defer payments of interest, and you sell your preferred securities between record dates for payments of distributions on the preferred securities, you will be required to include in gross income for United States federal income tax purposes accrued and unpaid interest through the date of sale. This accrued and unpaid interest will be added to your adjusted tax basis but may not be reflected in the sale price. To the extent the sale price is less than your adjusted tax basis, you will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

RECEIPT OF DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

Under certain circumstances, as described in the section "DESCRIPTION OF THE PREFERRED SECURITIES--Liquidation Distribution Upon Dissolution" on p. 6, the Property Trustee may distribute the debentures to you in exchange for your preferred securities. This will also liquidate or close the trust. Except as discussed below, such a distribution would not be a taxable event for United States federal income tax purposes, and you would have an aggregate adjusted tax basis in the debentures you received equal to your aggregate adjusted tax basis in your preferred securities. For a description of adjusted tax basis, see the discussion above in "Sales of Preferred Securities."

Further, the holding period of the debentures you received would be the same as the period during which you held your preferred securities. If, however, the distribution were caused by a Tax Event and the trust were taxable as a corporation, the distribution would be a taxable event for United States federal income tax purposes. In that case, you could recognize gain or loss, your adjusted tax basis in the debentures could differ from your adjusted tax basis in the preferred securities, and your holding period for the debentures would not include the period during which you held the preferred securities.

Under certain circumstances, as described in the section "CERTAIN TERMS OF THE PREFERRED SECURITIES--Redemption and Special Event Redemption" on p. 9, the debentures may be redeemed for cash. Such a redemption would be a taxable event for United States federal income tax purposes, and you would recognize gain or loss as if you had sold the preferred securities for cash. See "Sales of Preferred Securities" above.

NON-US HOLDERS

Payments to a Non-US Holder will generally not be subject to United States federal withholding tax, provided the holder:

- does not own (directly or indirectly, actually or constructively) 10% or more of the total combined voting power of all classes of stock of BGE entitled to vote;

- is not a controlled foreign corporation that is related to BGE through stock ownership; and

- is not a bank receiving interest described in section 881(c)(3)(A) of the Code.

To qualify for this exemption from withholding, the last United States payer in the chain of payment prior to payment to a Non-US Holder (Withholding Agent) must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that:

- is signed by the holder of the preferred securities under penalties of perjury;

- certifies that such holder is not a US Holder; and

- provides the name and address of the holder.

The statement may be made on an IRS Form W-8 or a substantially similar form, and the holder must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If the preferred securities are held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent along with a copy of the IRS Form W-8 or the substitute form provided by the holder.

A Non-US Holder will generally not be subject to United States federal withholding or income tax on any gain realized upon the sale or other disposition of the preferred securities. However, if a Non-US Holder holds the preferred securities in connection with a trade or business conducted in the United States, or is present in the United States in certain circumstances, it may be subject to income tax on all income and gains recognized.

BACKUP WITHHOLDING

You may be subject to a "backup withholding" tax of 31% on distributions made on the preferred securities and on the entire price received on the sale of the preferred securities if you:

- fail to provide your social security or taxpayer identification number to your broker;

- provide your broker with an incorrect social security or tax identification number;

- fail to provide your broker with a certified statement that your social security or tax identification number is correct and that you are not subject to backup withholding; or

- improperly report interest and dividends on your tax return.

Backup withholding, however, does not apply to payments made to certain exempt recipients such as corporations or tax-exempt organizations. Any withheld amounts will be allowed as a credit against your United States federal income tax, provided the required information is provided to the IRS.

THE TAX INFORMATION ABOVE IS INTENDED ONLY AS A SUMMARY OF MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE TRUST. WE URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES ASSOCIATED WITH PURCHASING, OWNING AND SELLING THE PREFERRED SECURITIES. THE STATEMENTS OF UNITED STATES TAX LAWS DESCRIBED ABOVE ARE BASED ON THE LAWS IN FORCE AS OF THE DATE OF THIS PROSPECTUS SUPPLEMENT, AND ARE SUBJECT TO ANY CHANGES IN UNITED STATES LAW OCCURRING AFTER THAT DATE.

                                  UNDERWRITING

GENERAL

    Based on the terms and conditions of the purchase agreement, the trust has agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc., Goldman, Sachs & Co., Legg Mason Wood Walker, Incorporated, Lehman Brothers Inc., PaineWebber Incorporated and Prudential Securities Incorporated are acting as the representatives (Representatives), has severally agreed to purchase from the trust, the respective number of preferred securities set forth opposite its name below:

                                                                 NUMBER OF
                                                                 PREFERRED
             UNDERWRITER                                        SECURITIES
                                                                -----------
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated.......................................    1,200,000
A.G. Edwards & Sons, Inc......................................    1,150,000
Goldman, Sachs & Co...........................................    1,150,000
Legg Mason Wood Walker, Incorporated..........................    1,150,000
Lehman Brothers Inc. .........................................    1,150,000
PaineWebber Incorporated......................................    1,150,000
Prudential Securities Incorporated............................    1,150,000
BT Alex. Brown Incorporated...................................      100,000
Robert W. Baird & Co. Incorporated............................      100,000
Bear, Stearns & Co. Inc.......................................      100,000
CIBC Oppenheimer Corp.........................................      100,000
Citicorp Securities, Inc......................................      100,000
Cowen & Company...............................................      100,000
Dain Rauscher Wessels.........................................      100,000
EVEREN Securities, Inc........................................      100,000
Ferris, Baker Watts, Incorporated.............................      100,000
Janney Montgomery Scott Inc...................................      100,000
NationsBanc Montgomery Securities LLC.........................      100,000
Olde & Co., Incorporated......................................      100,000
Piper Jaffray Inc.............................................      100,000
Pryor, McClendon, Counts & Co., Inc...........................      100,000
Raymond James & Associates, Inc...............................      100,000
The Robinson-Humphrey Company, LLC............................      100,000
Tucker Anthony Incorporated...................................      100,000
Utendahl Capital Partners, L.P................................      100,000
Wheat First Securities, Inc...................................      100,000
                                                                -----------
             Total............................................   10,000,000
                                                                -----------
                                                                -----------

The underwriters are obligated to purchase all the preferred securities if any preferred securities are purchased.

BGE and/or the trust will have agreements with the underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters may be required to make.

The underwriters have in the past and may in the future engage in transactions with, or perform services for, BGE or its subsidiaries in the ordinary course of their businesses.

BGE will pay all expenses, estimated to be $525,000, associated with the offer and sale of the preferred securities.

COMMISSIONS AND DISCOUNTS

The underwriters will offer the preferred securities directly to the public at $25 per preferred security. The underwriters may also offer the preferred securities to certain securities dealers at the above mentioned offering price less a concession of $.50 per preferred security. However, the concession for sales of 10,000 or more preferred securities to a single purchaser will be $.30 per preferred security. The underwriters may allow, and such dealers may reallow, a discount not in excess of $.25 per preferred security to certain brokers and dealers. After the initial public offering, the public offering price, concession and discount may be changed.

Since the proceeds from the sale of the preferred securities will be used to purchase the debentures, BGE has agreed to pay to the underwriters an underwriting commission of $.7875 per preferred security (or a total of $ 7,875,000). However, the underwriting commission for sales of 10,000 or more preferred securities to a single purchaser will be $.50 per preferred security.

NEW YORK STOCK EXCHANGE LISTING

Prior to this offering, there has been no established trading public market for the preferred securities. We will submit an application to list the preferred securities on the New York Stock Exchange. If approved for listing, trading of the preferred securities is expected to begin within 30 days after the issuance of the preferred securities. In order to meet one of the requirements for listing the preferred securities on the New York Stock Exchange, the underwriters have agreed to sell the preferred securities to a minimum of 400 beneficial owners. The Representatives have advised BGE that they intend to make a market in the preferred securities prior to the commencement of trading on the New York Stock Exchange; however, they are not obligated to do so and may discontinue market making at any time without notice. We can not give any assurance about the liquidity of the trading market for the preferred securities.

NO SALES OF SIMILAR SECURITIES

BGE and the trust have agreed that for 10 Business Days after the closing date, they will not offer, sell, contract to sell or otherwise dispose of any preferred securities, any other preferred beneficial interests in the trust or any BGE securities which are substantially similar to the preferred securities, the debentures, or the Preferred Securities Guarantee or any securities convertible into or exchangeable for or representing the right to receive any of the foregoing securities, without the prior written consent of the Representatives.

PRICE STABILIZATION AND SHORT POSITIONS

In connection with the sale of the preferred securities, SEC rules permit the underwriters to engage in transactions that stabilize the price of the preferred securities. These transactions may include purchases for the purpose of fixing or maintaining the price of the preferred securities.

The underwriters may create a short position in the preferred securities in connection with the offering. That means they may sell a larger number of the preferred securities than is shown on the cover page of the prospectus supplement. If they create a short position, the underwriters may purchase preferred securities in the open market to reduce the short position.

If the underwriters purchase the preferred securities to stabilize the price or to reduce their short position, the price of the preferred securities could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that the purchases may have on the price of the preferred securities.

The underwriters may suspend any of these activities at any time.

PENALTY BIDS

The Representatives also may impose a penalty bid on certain underwriters and selling group members. This means that, if the Representatives purchase preferred securities in the open market to reduce the underwriters' short position or to stabilize the price of the preferred securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those preferred securities as part of this offering.

PROSPECTUS

                                                                  [LOGO]
$250,000,000
BGE CAPITAL TRUST I
PREFERRED SECURITIES

FULLY AND UNCONDITIONALLY GUARANTEED,
BASED ON SEVERAL OBLIGATIONS, BY
BALTIMORE GAS AND ELECTRIC COMPANY

                                              BALTIMORE GAS AND ELECTRIC COMPANY
                                                             BGE CAPITAL TRUST I
                                                          39 W. LEXINGTON STREET
                                                       BALTIMORE, MARYLAND 21201
                                                                  (410) 234-5000

--------------------------------------------------------------------------------
THE TRUST:

- will sell preferred securities (representing undivided beneficial interests in the trust) to the public

- will sell common securities to BGE

- will use the proceeds from these sales to buy a series of junior subordinated debentures from BGE with terms that correspond to the preferred securities
BGE:

- will pay principal and interest on the junior subordinated debentures, subject to payment on its more senior debt

- may choose to distribute these debentures pro-rata to the preferred and common securities holders if it terminates the trust

- will fully and unconditionally guarantee the preferred securities based on:

    0  its obligations to make payments on the junior subordinated debentures;

    0 its obligations under the preferred securities guarantee (its payment obligations are subject to payment on all of its general liabilities); and

    0  its obligations under the declaration of trust

WE URGE YOU TO READ THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT, WHICH WILL DESCRIBE THE SPECIFIC TERMS OF THE PREFERRED SECURITIES, CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                                  June 5, 1998

WHERE YOU CAN FIND
  MORE INFORMATION

BGE files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that BGE files at the SEC's public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers (including BGE) that file documents with the SEC electronically. BGE's SEC filings may also be obtained from its web site at htpp:// www.bge.com.

The SEC allows BGE to "incorporate by reference" the information it files with them, which means that BGE can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that BGE files with the SEC will automatically update and supersede this information. BGE incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the trust sells all of the securities.

This prospectus is part of a registration statement BGE filed with the SEC.

- Annual Report on Form 10-K for the year ended December 31, 1997; and

- Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Shareholder Services
    Baltimore Gas and Electric Company
    39 W. Lexington Street
    Baltimore, Maryland 21201
    410-783-5920

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. BGE has not authorized anyone else to provide you with different information. Neither BGE nor the trust is making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

BGE

BGE is a public utility that has served the central Maryland area for over 175 years. BGE produces, purchases and sells electricity and purchases, transports and sells natural gas. BGE also jointly owns and operates two electric generating plants and one hydroelectric plant in Pennsylvania.

BGE also has wholly owned subsidiaries that are engaged in several diversified business activities, including:

- energy marketing activities,

- power generation projects,

- home products and commercial building systems,

- investment activities, and

- real estate.

THE TRUST

BGE created a Delaware business trust pursuant to a Declaration of Trust executed by BGE as depositor for the trust and three appointed trustees. BGE will file an amended and restated Declaration of Trust

(Declaration), in the form filed as an exhibit to the Registration Statement, which will state the terms and conditions for the trust to issue and sell its preferred and common securities.

The trust exists solely to:

- issue and sell preferred and common securities;

- use the proceeds from the sale of the preferred and common securities to purchase a series of BGE's junior subordinated debentures;

- maintain its status as a grantor trust for federal income tax purposes; and

- engage in other activities that are necessary or incidental to these purposes.

BGE will purchase all of the common securities of the trust. The common securities will represent an aggregate liquidation amount equal to at least 3% of the trust's total capitalization. The preferred securities will represent the remaining 97% of the trust's total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if BGE defaults on the junior subordinated debentures, cash distributions and liquidation, redemption and other amounts on the common securities will be subordinate to the preferred securities in priority of payment.

BGE has appointed three trustees (collectively, trustees) to conduct the trust's business and affairs:

- The Bank of New York (Property Trustee)

- The Bank of New York, Delaware (Delaware Trustee)

- A BGE Officer (Administrative Trustee)

As holder of the common securities, BGE can replace or remove any of the trustees. However, if an event of default occurs and is continuing under the Declaration, the Property Trustee and the Delaware Trustee can only be replaced and removed by the holders of at least a majority in aggregate liquidation amount of the preferred securities. Only BGE, as owner of the common securities, can remove or replace the Administrative Trustee.

BGE pays all fees and expenses related to the trust and the offering of the preferred securities and will pay all ongoing costs and expenses of the trust, except the trust's obligations under the preferred and common securities.

The trust has no separate financial statements. The statements would not be material to holders of the preferred securities because the trust has no independent operations. It exists solely for the reasons summarized above. The preferred securities will be fully and unconditionally guaranteed by BGE as described later in this prospectus.

USE OF PROCEEDS

The trust will use the proceeds from the sale of the preferred and common securities to purchase BGE's junior subordinated debentures. BGE will use the net proceeds from the sale of the junior subordinated debentures to the trust for general corporate purposes relating to its utility business, including repayment of commercial paper borrowings used to finance construction, other capital expenditures and operations and for the redemption of other securities. If BGE does not use the net proceeds immediately, it will temporarily invest them in short-term, interest-bearing obligations. For current information on BGE's commercial paper balances and average interest rate, see BGE's most recent Form 10-K and 10-Q. See WHERE YOU CAN FIND MORE INFORMATION.

         RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED
           FIXED CHARGES AND PREFERRED AND PREFERENCE STOCK DIVIDENDS

The Ratio of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred and Preference Stock Dividends for each of the periods indicated is as follows:

                                                TWELVE MONTHS
                                                    ENDED                            TWELVE MONTHS ENDED
                                                  MARCH 31                               DECEMBER 31
                                                -------------  ---------------------------------------------------------------
                                                    1998          1997         1996         1995         1994         1993
                                                -------------     -----        -----        -----        -----        -----
Ratio of Earnings to Fixed Charges............         2.81          2.78         3.10         3.21         3.14         3.00

Ratio of Earnings to Combined Fixed Charges
  and Preferred and Preference Stock
  Dividends...................................         2.40          2.35         2.44         2.52         2.47         2.34

For current information on these ratios, please see BGE's most recent Form 10-K and 10-Q. See WHERE YOU CAN FIND MORE INFORMATION.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the preferred securities, the junior subordinated debentures and the preferred securities guarantee. These summaries are not meant to be a complete description of each security; however, this prospectus and the prospectus supplement contain the material terms and conditions for each security. For more information please refer to (1) the Declaration, (2) the indenture between BGE and The Bank of New York, as trustee (Debenture Trustee), related to the issuance of the junior subordinated debentures (Indenture), and (3) the guarantee of the preferred securities by BGE (Preferred Securities Guarantee). Forms of these documents are filed as exhibits to the Registration Statement, which includes this prospectus. Capitalized terms used in this prospectus that are not defined will have the meanings given them in these documents.

BGE and its affiliates conduct banking transactions with The Bank of New York who is a trustee under the Declaration, Indenture and Preferred Securities Guarantee.

DESCRIPTION OF THE PREFERRED SECURITIES

GENERAL

The Declaration authorizes the Administrative Trustee to issue on behalf of the trust one series of preferred securities which will have the terms described in a prospectus supplement. The proceeds from the sale of the preferred and common securities will be used by the trust to purchase a series of junior subordinated debentures. The junior subordinated debentures issued by BGE will be held in trust by the Property Trustee for the benefit of the holders of the preferred and common securities.

Under the Preferred Securities Guarantee, BGE will agree to make payments of distributions and payments on redemption or liquidation with respect to the preferred securities, but only to the extent the trust holds funds available therefor and has not made such payments. See "DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE."

The assets of the trust available for distribution to the holders of its preferred securities will be limited to payments from BGE under the junior subordinated debentures. If BGE fails to make a payment on such junior subordinated debentures, the trust will not have sufficient funds to make related payments, including distributions, on the preferred securities.

The Preferred Securities Guarantee, when taken together with BGE's obligations under the junior subordinated debentures and the Indenture, and BGE's obligations under the Declaration, including obligations to pay all costs, expenses, debts and liabilities of the trust (other than with respect to the preferred securities), will provide a full and unconditional guarantee of amounts due on the preferred securities issued by the trust.

The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (Trust Indenture Act). The Property Trustee will act as indenture trustee for the preferred securities to be issued by the trust, in order to comply with the provisions of the Trust Indenture Act.

The preferred securities will have the terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as described in the Declaration or made part of the Declaration by the Trust Indenture Act or the Delaware Business Trust Act. The terms of the preferred securities will mirror the terms of the junior subordinated debentures held by the trust.

The trust will redeem an amount of preferred securities equal to the amount of any junior subordinated debentures redeemed.

The prospectus supplement will describe specific terms relating to the preferred securities, including:

- the name of the preferred securities;

- the dollar amount and number of shares issued;

- the annual distribution rate(s) (or method of determining such rate(s)), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

- the date from which distributions shall be cumulative;

- the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which the preferred securities shall be purchased or redeemed, in whole or in part;

- the terms and conditions, if any, upon which the junior subordinated debentures may be distributed to holders of preferred securities;

- any securities exchange on which the preferred securities shall be listed;

- whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depository for such global certificates and the specific terms of the depository arrangements; and

- any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities.

The prospectus supplement will describe certain United States federal income tax considerations applicable to any offering of preferred securities.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

The Declaration states that the trust shall be dissolved on the earliest to occur of:

- the expiration of the term of the trust;

- the bankruptcy, dissolution or liquidation of BGE or an acceleration of the maturity of the corresponding series of junior subordinated debentures;

- the distribution of the junior subordinated debentures directly to the holders of the preferred and common securities. For this distribution, BGE must give at least 30 days written notice to the trustees;

- the redemption of all of the common and preferred securities; and

- a court order for the dissolution of the trust is entered.

If dissolution of the trust occurs as described in the last four bullets above, the trustees shall liquidate the trust as quickly as possible. After paying all amounts owed to creditors, the trustees will distribute to the holders of the preferred and common securities either:

1)  a like amount of junior subordinated debentures; or

2) if the distribution of the junior subordinated debentures is determined by the Property Trustee not to be practical, cash equal to the aggregate liquidation amount per preferred and common security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions thereon to the date of payment.

If the trust cannot pay the full amount due on its preferred and common securities because insufficient assets are available for payment, then the amounts payable by the trust on its preferred and common securities shall be paid pro-rata, except that if an event of default under the Indenture relating to the junior subordinated debentures has occurred, the total amounts due on the preferred securities shall be paid before any distribution on the common securities.

EVENT OF DEFAULT

Within 90 days after an event of default under the Indenture relating to the junior subordinated debentures (a Declaration Event of Default) known to the Property Trustee, the Property Trustee will notify the holders of the preferred and common securities, the Administrative Trustee and BGE, unless the event of default has been cured or waived.

BGE and the Administrative Trustee must file annually with the Property Trustee a certificate stating whether or not they are in compliance with all the applicable conditions and covenants under the Declaration.

If the Property Trustee fails to enforce its rights under the Declaration or the Indenture to the fullest extent permitted by law and subject to the terms of the Declaration and the Indenture, any holder of the preferred securities may sue BGE, or seek other remedies, to enforce the Property Trustee's rights under the Declaration or the Indenture with respect to junior subordinated debentures having a principal amount equal to the liquidation amount of the preferred securities of such holder without first instituting a legal proceeding against the Property Trustee or any other person.

If any action under the Indenture is entitled to be taken by the holders of at least a specified percentage of the principal amount of the junior subordinated debentures, holders of the same percentage of the liquidation amount of preferred securities may take such action if it is not taken by the Property Trustee. However, if BGE fails to pay principal, premium or interest on the junior subordinated debentures, then a holder of preferred securities may sue BGE, or seek other remedies, to collect its pro-rata share of payments owed.

REMOVAL OF TRUSTEES

Unless a Declaration Event of Default has occurred and is continuing, any trustee may be removed and replaced at any time by the holder of the common securities. If a Declaration Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed and replaced only by the holders of at least a majority in aggregate liquidation amount of the outstanding preferred securities. Only the holder of the common securities has the right to remove or replace the Administrative Trustee. No resignation or removal of any of the trustees and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Declaration.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

Unless a Declaration Event of Default has occurred and is continuing, the holder of the common securities and the Administrative Trustee shall have the power:

- to appoint one or more persons approved by the Property Trustee either to act as co-trustee, jointly with the Property Trustee, of all or any part of the trust property, or to act as separate trustee of any trust property, in either case with the powers as may be provided in the instrument of appointment; and

- to vest in such person(s) any property, title, right or power deemed necessary or desirable, subject to the provisions of the Declaration.

If a Declaration Event of Default has occurred and is continuing, only the Property Trustee may appoint a co-trustee or separate property trustee.

MERGER OR CONSOLIDATION OF TRUSTEES

If any of the trustees merge, convert, or consolidate with or into another entity or sells its trust operations to another entity, the new entity shall be the successor of such trustee under the Declaration, provided such corporation or other entity shall be qualified and eligible to be a trustee.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or transfer or lease all or substantially all of its properties and assets to any other entity (Merger Event), except as described below. The trust may, at BGE's request, with the consent of the Administrative Trustee and without the consent of the holders of its preferred securities, merge with or into, consolidate, amalgamate or be replaced by another trust provided that:

- the successor entity either (1) assumes all of the obligations of the trust relating to the preferred securities or (2) substitutes for the preferred securities other securities substantially similar to such preferred securities (successor securities) so long as the successor securities rank the same as the preferred securities for distributions and payments upon redemption and liquidation;

- BGE appoints a trustee of such successor entity who has the same powers and duties as the Property Trustee with respect to the junior subordinated debentures;

- the successor securities are listed on the same national securities exchange that the preferred securities are listed;

- the Merger Event does not cause the preferred securities or successor securities to be downgraded by any national rating agency;

- the Merger Event does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or successor securities in any material way;

- the successor entity has a purpose substantially similar to that of the trust;

- prior to the Merger Event, BGE has received an opinion of counsel stating that
  (1) such Merger Event does not adversely affect the rights of the holders of the preferred securities or any successor securities in any material way, and
  (2) following the Merger Event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (Investment Company Act); and

- BGE owns all of the common securities of the successor entity and guarantees its obligations under the successor securities in the same manner as in the Preferred Securities Guarantee and Declaration.

The trust and any successor entity must always be classified as a grantor trust for federal tax purposes unless all of the holders of the preferred securities approve otherwise.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

The holders of the preferred securities have no voting rights except as discussed under "DESCRIPTION OF THE PREFERRED SECURITIES--Mergers, Consolidations, Amalgamations or Replacements of the Trust" and "DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE -Amendments and

Assignment", and as otherwise required by law and the Declaration.

BGE and the trustees may amend the Declaration without the consent of the holders of the preferred securities:

- to fix any ambiguity, defect or inconsistency; or

- to make any other change that does not adversely affect in any material respect the interests of any holder of the preferred securities.

BGE and the trustees may amend the Declaration for any other reason as long as the holders of at least a majority in aggregate liquidation amount of the preferred securities agree, except to:

- change the amount, timing or currency or otherwise adversely affect the method of payment of any distribution or liquidation amount on the preferred or common securities;

- restrict the right of a preferred security holder to institute suit for enforcement of any distribution or liquidation amount on the preferred or common securities;

- change the purpose of the trust;

- authorize or issue any additional beneficial interests in the trust;

- change the redemption provisions of the common or preferred securities of the trust;

- change the conditions required for BGE to elect to dissolve the trust and distribute the junior subordinated debentures to the holders of the preferred or common securities; or

- affect the limited liability of any holder of the preferred securities.

The changes described above require the approval of each holder of the preferred securities affected.

In addition, each amendment requires an opinion of counsel stating that it will not affect the trust's status as a grantor trust for federal income tax purposes or its exemption from regulation as an investment company under the Investment Company Act.

The trustees shall not:

- direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or executing any trust or power conferred on the Debenture Trustee with respect to the junior subordinated debentures held by the trust;

- waive any past default under Section 513 of the Indenture;

- cancel an acceleration of the principal of the junior subordinated debentures; or

- agree to any change in the Indenture, where its approval is required, without obtaining the prior approval of the holders of at least a majority in the aggregate liquidation amount of all outstanding preferred securities. However, if the Indenture requires the consent of each holder of junior subordinated debentures, then the Property Trustee must get approval of all holders of preferred securities.

The trustees cannot change anything previously approved by the preferred securities holders without getting the holders to approve the change. The Property Trustee shall notify all preferred securities holders of any notice received from the Debenture Trustee as a result of the trust being the holder of the junior subordinated debentures.

In addition, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel stating that the trust will continue to be classified as a grantor trust for federal income tax purposes.

As described in the Declaration, the Property Trustee may hold a meeting to have the preferred securities holders vote on a change or have them approve the change by written consent.

If a vote of preferred securities holders is taken or a consent is obtained, any preferred securities that are owned by BGE, the trustees or any affiliate of any of them will, for purposes of the vote or consent, be treated as if they were not outstanding.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

For matters relating to complying with the Trust Indenture Act, the Property Trustee will have all of the duties and responsibilities as an indenture trustee under the Trust Indenture Act. The Property Trustee, other than during the occurrence and continuance of a Declaration Event of Default, undertakes to perform only such duties as are specifically set forth in the Declaration and, upon a Declaration Event of Default, must use the same degree of care and skill in the exercise thereof as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers given it by the Declaration at the request of any holder of preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur.

If no Declaration Event of Default has occurred and is continuing, and the Property Trustee is required to decide between alternative courses of action, construe ambiguous provisions in the Declaration or is unsure of the application of any provisions of the Declaration, and the matter is not one on which holders of preferred securities are entitled under the Declaration to vote, then the Property Trustee shall take such action as is directed by BGE and, if not so directed, may take such action as it deems advisable and in the best interests of the holders of the common and preferred securities of the trust and will have no liability except for its own negligent action, negligent failure to act or willful misconduct.

MISCELLANEOUS

The Administrative Trustee is authorized and directed to conduct the affairs of and to operate the trust in such a way that

- it will not be deemed to be an "investment company" required to be registered under the Investment Company Act or to be taxed as a corporation or partnership for federal income tax purposes;

- it will be classified as a grantor trust for federal income tax purposes; and

- the junior subordinated debentures held by it will be treated as indebtedness of BGE for federal income tax purposes.

In this connection, BGE and the Administrative Trustee are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Declaration, that BGE and the Administrative Trustee determine in their discretion to be necessary or desirable for such purposes.

Holders of the preferred securities have no preemptive or similar rights. The trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

Except as otherwise provided in the Declaration, any action requiring the consent or vote of the trustees shall be approved by the Administrative Trustee.

GOVERNING LAW

The Declaration will be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

GENERAL

BGE plans to sell one series of junior subordinated debentures pursuant to this prospectus.

Below is a description of certain general terms of the junior subordinated debentures. The particular terms of the junior subordinated debentures will be described in a prospectus supplement.

BGE will issue the junior subordinated debentures under the Indenture. The Indenture will be qualified under the Trust Indenture Act. A form of the Indenture is filed as an exhibit to the registration statement relating to this prospectus.

The junior subordinated debentures will be unsecured and will be subordinate and junior in priority of payment to certain of BGE's other indebtedness which is described under "DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES--Subordination." The Indenture does not limit the amount of junior subordinated debentures which BGE may issue, nor does it limit BGE from issuing any other secured or unsecured debt. BGE may issue junior subordinated debentures under the Indenture, from time to time, in one or more series.

A prospectus supplement will describe the following terms relating to the junior subordinated debentures:

- the title;

- any limit on the amount that may be issued;

- whether or not the junior subordinated debentures will be issued in global form, the terms and who the depository will be;

- the maturity date(s);

- the annual interest rate(s) (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable and the Regular Record Dates for Interest Payment Dates or the method for determining such date(s);

- the place(s) where payments shall be payable;

- BGE's right, if any, to defer payment of interest and the maximum length of any such deferral period;

- the date, if any, after which, and the price(s) at which, the junior subordinated debentures may, pursuant to any optional redemption provisions, be redeemed at BGE's option and other related terms and provisions;

- the date(s), if any, on which, and the price(s) at which BGE is obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the Holder's option to purchase, the junior subordinated debentures and other related terms and provisions;

- the denominations in which the junior subordinated debentures will be issued, if other than denominations of $1,000 and any integral multiple thereof;

- additional events of default, if any, other than those described in the Indenture;

- whether the provisions relating to defeasance and covenant defeasance shall be applicable;

- the currency in which the junior subordinated debentures shall be denominated, and in which payments of principal of, and any premium and interest on, such junior subordinated debentures will be payable, if other than U.S. dollars;

- additional covenants, if any, other than those set forth in the Indenture;

- the identity of the Registrar or any Paying Agent, if other than the Trustee;

- any exceptions to provisions relating to legal holidays or the definition of "Business Day;" and

- any other terms (which terms shall not be inconsistent with the Indenture).

CONSOLIDATION, MERGER OR SALE

The Indenture provides that BGE may not consolidate or merge with or into any other corporation (whether or not BGE is the surviving corporation), or sell, assign, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any entity or group of affiliated entities, in one transaction or a series of related transactions, unless:

- BGE shall be the continuing entity, or the entity (if other than BGE) formed by such consolidation or with which or into which BGE is merged or the entities (or group of affiliated entities) to which all or substantially all of BGE's properties and assets are sold, assigned, transferred or leased is a corporation (or constitute corporations) organized under the laws of the United States or any State or the District of Columbia and expressly assumes, by an indenture supplemental to the Indenture, all of BGE's obligations under the junior subordinated debentures and the Indenture executed and delivered to the Debenture Trustee in form satisfactory to the Debenture Trustee;

- immediately before and after the transaction no event of default, and no default, under the Indenture shall have occurred and be continuing;

- BGE shall have delivered to the Debenture Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture complies with the Indenture and such other conditions as may be established in connection with the issuance of the applicable junior subordinated debentures.

EVENTS OF DEFAULT

The following are events of default under the Indenture with respect to any series of junior subordinated debentures issued:

- failure to pay interest when due and such failure continues for 30 days and the time for payment has not been extended or deferred;

- failure to pay the principal (or premium, if any) when due, excluding BGE's failure to deposit money for a redemption at BGE's option;

- failure to observe or perform any other covenant, warranty or agreement contained in the junior subordinated debentures or in the Indenture (other than a covenant, agreement or warranty included in the Indenture solely for the benefit of another series of junior subordinated debentures), and such failure continues for a period of 60 days after BGE receives notice from the Debenture Trustee or holders of at least 25% in aggregate principal amount of the outstanding junior subordinated debentures of that series;

- certain events of bankruptcy, insolvency or reorganization; and

- any other event of default with respect to a specific series of junior subordinated debentures.

The Indenture provides that the Debenture Trustee shall, within 30 days after the occurrence of any default or event of default relating to any series, give the holders of junior subordinated debentures of that series notice of all uncured defaults or events of default known to it (the term "default" includes any event which after notice or passage of time or both would be an event of default). However, except in the case of an event of default or a default in payment of the principal, premium or interest on any junior subordinated debentures of any series, or payment of any sinking fund installment, the Debenture Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or directors or Responsible Officers of the Debenture Trustee in good faith determine that the withholding of notice is in the interest of the holders of junior subordinated debentures of the affected series.

If an event of default with respect to junior subordinated debentures of any series (other than due to events of bankruptcy, insolvency or reorganization) occurs and is continuing, the Debenture Trustee or the holders of at least 25% in aggregate principal amount of the outstanding junior subordinated debentures of that series, by notice in writing to BGE (and to the Debenture Trustee if notice is given by such holders), may declare the unpaid principal of and accrued interest, if any, to the date of acceleration on all the outstanding junior subordinated debentures of that series to be due and payable immediately and, upon any such declaration, the junior subordinated debentures of that series shall become immediately due and payable.

If an event of default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the outstanding junior subordinated debentures of all series will become immediately due and payable without any declaration or other act on the part of the Debenture Trustee or any holder of any junior subordinated debenture.

The holders of a majority in principal amount of the outstanding junior subordinated debentures of an affected series (or if such debentures are held by the trust, the holders of at least a majority in aggregate liquidation amount of the trust's preferred securities) may waive any default or event of default with respect to such series and its consequences, except:

1) defaults or events of default regarding payment of principal, premium or interest; or

2) provisions of the Indenture that cannot be modified without the consent of all the holders of the affected series.

Any such waiver shall cure such default or event of default.

If the junior subordinated debentures of any series are held by the trust, each holder of the preferred securities of the trust may sue BGE, or seek other remedies, to force payment to the holder of a principal amount of junior subordinated debentures equal to the aggregate liquidation amount of the preferred securities held by the holder.

All the holders of preferred securities of the trust must consent to any supplemental indenture that would adversely affect their interests.

Subject to the terms of the Indenture, if an event of default shall occur and be continuing, the Debenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders have offered the Debenture Trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding junior subordinated debentures of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred on the Debenture Trustee, with respect to the junior subordinated debentures of that series, provided that:

- it is not in conflict with any law or the Indenture;

- the Debenture Trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

- subject to its duties under the Trust Indenture Act, the Debenture Trustee need not take any action that might involve the Debenture Trustee in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

No holder of the junior subordinated debentures of any series will have any right to institute a proceeding under the Indenture or to appoint a receiver or trustee, or to seek other remedies unless:

- the holder has given to the Debenture Trustee written notice of a continuing event of default with respect to that series;

- the holders of at least 25% in aggregate principal amount of the outstanding junior subordinated debentures of that series have made written request, and the holder(s) have offered reasonable indemnity to the Debenture Trustee to institute such proceedings as trustee; and

- the Debenture Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures of that series other conflicting directions within 60 days after such notice, request and offer.

These limitations do not apply to a suit instituted by a holder of a junior subordinated debenture if BGE defaults in the payment of the principal, premium or interest on the junior subordinated debenture.

The Indenture requires that BGE periodically file statements with the Debenture Trustee regarding its compliance with certain of the covenants in the Indenture. BGE must report any event of default or default with respect to any junior subordinated debentures that it knows of.

MODIFICATION OF SUBORDINATED INDENTURE; WAIVER

BGE and the Debenture Trustee may change the Indenture without the consent of any holders with respect to certain matters, including:

- to fix any ambiguity, defect or inconsistency or to change any provision which may be inconsistent with any other provision of the Indenture; and

- to change anything that does not materially adversely affect the interests of any holder of junior subordinated debentures of any series.

In addition, under the Indenture, BGE's rights and obligations and the rights of holders of the junior subordinated debentures may be changed by BGE and the Debenture Trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding junior subordinated debentures of each series that is affected. However, the following changes may not be made without the consent of each holder of any outstanding junior subordinated debentures affected:

- change the Stated Maturity of the principal of, or any installment of principal of or interest on, any such junior subordinated debentures;

- reduce the principal amount, or the rate of interest, or any premium payable upon the redemption of any such junior subordinated debentures;

- change the place of payment, or currency, for payment of principal of (or premium, if any) or interest;

- impair the right to institute suit for the enforcement of any payment;

- change any of the provisions discussed above or provisions relating to the waiver of certain past defaults or certain covenants;

- change the provisions of the Indenture relating to the subordination of the junior subordinated debentures in a manner adverse to the holders;

- reduce the percentage in principal amount of outstanding junior subordinated debentures of any series necessary to change the Indenture, or to waive compliance with certain provisions or defaults or events of default under the Indenture and their consequences; or

- change the redemption provisions of any junior subordinated debenture in a manner adverse to the holder.

The Indenture provides that if any of the junior subordinated debentures are held by the trust, BGE and the Debenture Trustee shall not enter into any supplemental indenture for the purposes of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture, that adversely affects the holders of the preferred securities of the trust without the prior consent of the holders of each preferred security.

DEFEASANCE

BGE may terminate its substantive obligations in respect of junior subordinated debentures of any series (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the junior subordinated debentures of that series) by:

- depositing with the Debenture Trustee, under the terms of an irrevocable trust agreement, money or U.S.-Government Obligations sufficient to pay all remaining indebtedness on the junior subordinated debentures of that series;

- delivering to the Debenture Trustee either an opinion of counsel or a ruling directed to the Debenture Trustee from the Internal Revenue Service to the effect that the holders of the junior subordinated debentures of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations; and

- complying with certain other Indenture requirements.

SUBORDINATION

"Senior Indebtedness" shall mean the principal, premium, and interest BGE owes on:

- obligations for money borrowed (including Capital Lease Obligations and purchase money obligations with an original maturity in excess of one year) or evidenced by debentures (other than junior subordinated debentures issued under the Indenture), bonds, notes, bankers acceptances or other corporate debt securities or similar instruments issued by BGE;

- letters of credit;

- guarantees or assumptions of indebtedness of others including through an agreement to purchase, contingent or otherwise;

- dividends of others for the payment of which BGE is responsible or liable as obligor, guarantor or otherwise;

- obligations of others secured by any property or asset of BGE (whether or not such obligation is assumed by BGE), the amount of such obligation being the lesser of the value of such property or assets or the amount of the secured obligation; or

- renewals, extensions or refundings of any of the obligations referred to above unless, in the case of any particular obligation or renewal, extension or refunding thereof, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, the obligation or renewal, extension or refunding thereof is not superior in right of payment to, or is equal with, the junior subordinated debentures.

The term "Capital Lease Obligations" means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet prepared in accordance with generally accepted accounting principals.

The payment of the principal of and premium, if any, and any interest on the junior subordinated debentures (including making any deposit pursuant to the provisions described under "Defeasance" or repurchasing, redeeming or otherwise retiring any junior subordinated debentures) will to the extent set forth in the Indenture be subordinated in right of payment to the prior payment in full of all of BGE's Senior Indebtedness.

Upon any payment or distribution of assets or securities to creditors upon BGE's dissolution, winding up, or total or partial liquidation or reorganization whether voluntary or involuntary or in bankruptcy, insolvency, receivorship or similar proceedings, the holders of all BGE's Senior Indebtedness will first be entitled to receive payment in full in cash or cash equivalents of the principal, premium or interest due before the holders of the junior subordinated debentures will be entitled to receive any payment or distribution.

In addition, if the Debenture Trustee under the Indenture or the holder of any junior subordinated debenture receives any payment or distribution of assets before all of BGE's Senior Indebtedness is paid in full, or effective provision is made for its payment, then such payment or distribution will be required to be paid or delivered to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of BGE's assets for application to the payment of all BGE's Senior Indebtedness then due.

No direct or indirect payment by or on behalf of BGE of principal, premium or interest on the junior subordinated debentures, shall be made if, at the time of such payment, there exists:

(1) a default in the payment of all or any portion of any Senior Indebtedness or any other default pursuant to which the maturity of any Senior Indebtedness has been accelerated; and

(2) in either case, requisite notice has been given to the Debenture Trustee and such default shall not have been cured or waived by the Debenture Trustee or the holders of such Senior Indebtedness.

Subject to the payment in full of all of BGE's Senior Indebtedness, the holders of the junior subordinated debentures shall be subrogated to the rights of holders of BGE's Senior Indebtedness to receive payments or distributions of assets from BGE applicable to its Senior Indebtedness until the junior subordinated debentures are paid in full. As a result of these subordination provisions, in the event of BGE's insolvency, holders of the junior subordinated debentures may recover ratably less than holders of BGE's Senior Indebtedness. BGE may, however, make a sinking fund payment with junior subordinated debentures acquired prior to the maturity of Senior Indebtedness or, in the case of default, prior to such default and notice thereof.

FORM, EXCHANGE, AND TRANSFER

The junior subordinated debentures of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof.

At the option of the holder, subject to the terms of the Indenture and the limitations applicable to global securities described in the applicable prospectus supplement, junior subordinated debentures of any series will be exchangeable for other junior subordinated debentures of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the Indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, junior subordinated debentures may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by BGE or the Debenture Trustee) at the office of the Security Registrar or at the office of any transfer agent designated by BGE for such purpose. Unless otherwise provided in the junior subordinated debentures to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but BGE may require payment of any taxes or other governmental charges. BGE has appointed the Debenture Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by BGE for any junior subordinated debentures will be named in the applicable prospectus supplement. BGE may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that BGE will be required to maintain a transfer agent in each place of payment for the junior subordinated debentures of each series.

If the junior subordinated debentures of any series are to be redeemed, BGE will not be required to:

- issue, register the transfer of, or exchange any junior subordinated debentures of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such junior subordinated debentures that may be selected for redemption and ending at the close of business on the day of such mailing; or

- register the transfer of or exchange any junior subordinated debentures so selected for redemption, in whole or in part, except the unredeemed portion of any such junior subordinated debentures being redeemed in part.

PAYMENT AND PAYING AGENTS

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any junior subordinated debentures on any Interest Payment Date will be made to the person in whose name such junior subordinated debentures (or one or more predecessor securities) is registered at the close of business on the Regular Record Date for such interest.

Principal of and any premium and interest on the junior subordinated debentures of a particular series will be payable at the office of the paying agents designated by BGE, except that unless otherwise indicated in the prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in the prospectus supplement, the corporate trust office of the Debenture Trustee in The City of New York will be designated as BGE's sole paying agent for payments with respect to junior subordinated debentures of each series. Any other paying agents initially designated by BGE for the junior subordinated debentures of a particular series will be named in the applicable prospectus supplement. BGE will be required to maintain a paying agent in each place of payment for the junior subordinated debentures of a particular series.

All moneys paid by BGE to a paying agent for the payment of the principal of or any premium or interest on any junior subordinated debenture which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to BGE, and the holder of the security thereafter may look only to BGE for payment thereof.

GOVERNING LAW

The Indenture will be governed by and construed in accordance with the laws of the State of New York except to the extent that the Trust Indenture Act shall be applicable.

DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

GENERAL

BGE will execute the Preferred Securities Guarantee, which benefits the holders of the preferred securities, at the same time that the trust issues the preferred securities. The Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee (Preferred Guarantee Trustee) under the Preferred Securities Guarantee for the purposes of compliance with the Trust Indenture Act. The Preferred Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the preferred securities holders.

BGE will irrevocably agree, as described in the Preferred Securities Guarantee, to pay in full, to the holders of the preferred securities issued by the trust, the Preferred Securities Guarantee Payments (as defined below) (except to the extent previously paid), when and as due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. The following payments, to the extent not paid by the trust (Preferred Securities Guarantee Payments), will be covered by the Preferred Securities Guarantee:

- any accumulated and unpaid distributions required to be paid on the preferred securities, to the extent that the trust has funds available to make the payment;

- the redemption price and all accrued and unpaid distributions to the date of redemption to the extent that the trust has funds available to make the payment; and

- upon a voluntary or involuntary dissolution and liquidation of the trust (other than in connection with a distribution of junior subordinated debentures to holders of such preferred securities or the redemption of all such preferred securities), the lesser of

(1) the aggregate of the liquidation amount specified in the prospectus supplement for each preferred security plus all accrued and unpaid distributions on the preferred securities to the date of payment, to the extent the trust has funds available to make the payment; and

(2) the amount of assets of the trust remaining available for distribution to holders of preferred securities upon a dissolution and liquidation of the trust (Liquidation Payment).

BGE's obligation to make a Preferred Securities Guarantee Payment may be satisfied by directly paying the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders. While BGE's assets will not be available pursuant to the Preferred Securities Guarantee to pay any distribution, Liquidation Payment or redemption price on any preferred securities if the trust does not have funds available, BGE has agreed under the Declaration to pay all expenses of the trust except the trust's obligations under its preferred securities.

No single document executed by BGE related to the issuance of the preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of BGE's obligations under the Preferred Securities Guarantee, the Declaration, the corresponding series of junior subordinated debentures and the Indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under its preferred securities.

STATUS OF THE PREFERRED SECURITIES GUARANTEE

The Preferred Securities Guarantee will constitute an unsecured obligation of BGE and will rank:

- subordinate and junior in right of payment to all of BGE's general liabilities;

- equal with BGE's senior most preferred or preference stock now or hereafter issued by BGE, and with any guarantee now or hereafter issued by it in respect of preferred stock of any of its affiliates; and

- senior to BGE's common stock.

The Declaration requires that the holder of preferred securities accept the subordination provisions and other terms of the Preferred Securities Guarantee. The Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (in other words the holder of the guaranteed security may sue BGE, or seek other remedies, to enforce its rights under the Preferred Securities Guarantee without first suing any other person or entity). The Preferred Securities Guarantee will not be discharged except by payment of the Preferred Securities Guarantee Payments in full to the extent not previously paid or upon distribution to the holders of the Preferred Securities of the corresponding series of junior subordinated debentures pursuant to the Declaration.

AMENDMENTS AND ASSIGNMENT

Except with respect to any changes which do not adversely affect the rights of the preferred securities holders in any material respect (in which case no consent of the holders will be required), the Preferred Securities Guarantee may only be amended with the prior approval of the holders of at least a majority in aggregate liquidation amount of the preferred securities (excluding any preferred securities held by BGE or one of its affiliates). A description of the way to obtain any approval is described under "DESCRIPTION OF THE PREFERRED SECURITIES -Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Preferred Securities Guarantee will be binding on BGE's successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the preferred securities.

PREFERRED SECURITIES GUARANTEE EVENTS OF DEFAULT

An event of default under the Preferred Securities Guarantee (Preferred Securities Guarantee Event of Default) occurs if BGE fails to make any of its required payments or perform its obligations under the Preferred Securities Guarantee, provided that BGE shall have received notice of such default from the Preferred Guarantee Trustee and has not cured such default within 60 days after it receives the notice. However, these notice and cure provisions do not apply to an event of default resulting from BGE's failure to make any of the Preferred Securities Guarantee Payments.

The holders of at least a majority in aggregate liquidation amount of the preferred securities (excluding any preferred securities held by BGE or one of its affiliates) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee relating to the Preferred Securities Guarantee or to direct the exercise of any trust or power given to the Preferred Guarantee Trustee under the Preferred Securities Guarantee.

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

The Preferred Guarantee Trustee, other than during the occurrence and continuance of a Preferred Securities Guarantee Event of Default, will only perform the duties that are specifically described in the Preferred Securities Guarantee. After a Preferred Securities Guarantee Event of Default, the Preferred Guarantee Trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Preferred Guarantee Trustee is under no obligation to exercise any of its powers as described in the Preferred Securities Guarantee at the request of any preferred securities holder unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEE

The Preferred Securities Guarantee will terminate once the Preferred Securities are paid in full or upon distribution of the corresponding series of junior subordinated debentures to the holders of the preferred securities. The Preferred Securities Guarantee will continue to be effective or will be reinstated if at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the Preferred Securities Guarantee.

GOVERNING LAW

The Preferred Securities Guarantee will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE PREFERRED SECURITIES GUARANTEE
  AND THE JUNIOR SUBORDINATED DEBENTURES HELD BY THE TRUST

Payments of distributions and redemption and liquidation payments due on the preferred securities (to the extent the trust has funds available for the payments) will be guaranteed by BGE to the extent described under "DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE." No single document executed by BGE in connection with the issuance of the preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of BGE's obligations under the Preferred Securities Guarantee, the Declaration, the corresponding series of junior subordinated debentures and the Indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under its preferred securities.

A holder of any preferred security may sue BGE, or seek other remedies, to enforce its rights under the Preferred Securities Guarantee without first instituting a legal proceeding against the Preferred Guarantee Trustee, the trust or any other person or entity.

As long as BGE makes payments of interest and other payments when due on the junior subordinated debentures held by the trust, such payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the preferred securities, primarily because:

- the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate liquidation amount of the preferred and common securities;

- the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

- the Declaration provides that BGE shall pay for any and all costs, expenses and liabilities of the trust except the trust's obligations under the preferred securities; and

- the Declaration provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

If and to the extent that BGE does not make payments on such junior subordinated debentures, the trust will not have funds available to make payments of distributions or other amounts due on the preferred securities.

A principal difference between the rights of a holder of a preferred security (which represents an undivided beneficial interest in the assets of the trust) and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture will accrue, and (subject to any permissible extension of the interest payment period) is entitled to receive, interest on the principal amount of junior subordinated debentures held, while a holder of preferred securities is entitled to receive distributions only if and to the extent the trust has funds available for the payment of such distributions.

Upon any voluntary or involuntary dissolution or liquidation of the trust not involving a distribution of the junior subordinated debentures held by the trust, after satisfaction of liabilities to creditors of the trust, the holders of the preferred securities will be entitled to receive, out of assets held by the trust, the Liquidation Distribution in cash. See "DESCRIPTION OF THE PREFERRED SECURITIES-Liquidation Distribution Upon Dissolution." Upon any voluntary liquidation or bankruptcy of BGE, the trust, as holder of the junior subordinated debentures, would be a creditor of BGE, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal, premium, if any, and interest, before any of BGE's common stockholders receive payments or distributions.

A default or event of default under any Senior Indebtedness would not constitute an Event of Default under the Indenture. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the junior subordinated debentures provide that no payments may be made in respect of the junior subordinated debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any series of junior subordinated debentures would constitute an Event of Default under the junior subordinated debentures.

PLAN OF DISTRIBUTION

The trust may sell the preferred securities (a) through underwriters or dealers,
(b) through agents or (c) directly to one or more purchasers. The prospectus supplement will include the terms of the preferred securities including:

- the names of any underwriters, agents or dealers;

- the purchase price of the preferred securities and proceeds to the trust from the sale;

- any underwriting commissions or agency fees;

- the initial public offering price;

- any concession or discounts allowed or reallowed or paid to dealers; and

- any securities exchange on which the preferred securities may be listed.

BY UNDERWRITERS

If underwriters are used for the sale, the preferred securities will be acquired by the underwriters for their own account. The underwriters may resell the preferred securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the preferred securities will be subject to certain conditions. The underwriters will be obligated to purchase all the preferred securities offered if any of the preferred securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

In connection with an underwritten offering, the SEC rules permit the underwriters to engage in transactions that stabilize the price of the preferred securities. These transactions may include purchases for the purpose of fixing or maintaining the price of the preferred securities.

The underwriters may create a short position in the preferred securities in connection with the offering. That means they sell a larger principal amount of the preferred securities than is shown on the cover page of the prospectus or the applicable prospectus supplement. If they create a short position, the underwriters may purchase preferred securities in the open market to reduce the short position.

If the underwriters purchase the preferred securities to stabilize the price or to reduce their short position, the price of the preferred securities could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that the purchases may have on the price of the preferred securities.

GENERAL INFORMATION

Underwriters, dealers, and agents that participate in the distribution of the preferred securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from BGE and any profit on the resale of the preferred securities by them may be treated as underwriting discounts and commissions under the Act.

BGE and/or the trust may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, BGE or its subsidiaries in the ordinary course of their businesses.

LEGAL OPINIONS

The validity of the junior subordinated debentures, preferred securities and Preferred Securities Guarantee will be passed on for BGE by an Associate General Counsel of BGE. Certain legal matters in connection with the junior subordinated debentures, preferred securities and Preferred Securities Guarantee will be passed on for the underwriters by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, NY. Certain matters of Delaware law relating to the validity of the preferred securities will be passed on for the trust by Richards, Layton & Finger, P.A., Wilmington, DE, special Delaware counsel to the Trust. Certain United States federal income taxation matters will be passed upon for BGE and the trust by Winthrop, Stimson, Putnam & Roberts, special tax counsel to BGE and the trust. Cahill Gordon & Reindel and Winthrop, Stimson, Putnam & Roberts from time to time perform legal services for BGE.

Cahill Gordon & Reindel will rely on the opinion of BGE's lawyer as to matters of Maryland law, as well as the applicability of the Public Utility Holding Company Act of 1935, and will rely on the opinion of Richards, Layton & Finger, P.A. as to certain matters of Delaware law. BGE's Associate General Counsel will rely on the opinion of Richards, Layton & Finger, P.A. as to certain matters of Delaware law.

EXPERTS

Coopers & Lybrand, L.L.P., independent accountants, audited BGE's annual financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement. These documents are incorporated by reference herein in reliance upon the authority of Coopers & Lybrand as experts in accounting and auditing.

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
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You should rely only on the information incorporated by reference or provided in this prospectus supplement or the prospectus. BGE has not authorized anyone else to provide you with different information. Neither BGE, the trust nor the underwriters are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or the prospectus is accurate as of any date other than the date on the front of those documents.

                        10,000,000 PREFERRED SECURITIES

                              BGE CAPITAL TRUST I

                             7.16% TRUST ORIGINATED
                            PREFERRED SECURITIES-SM-
                                  (TOPRS-SM-)

                     FULLY AND UNCONDITIONALLY GUARANTEED,
                        BASED ON SEVERAL OBLIGATIONS, BY

                       BALTIMORE GAS AND ELECTRIC COMPANY

                              --------------------

                             PROSPECTUS SUPPLEMENT
                              --------------------

                              MERRILL LYNCH & CO.

                           A.G. EDWARDS & SONS, INC.

                              GOLDMAN, SACHS & CO.

                             LEGG MASON WOOD WALKER
                                  INCORPORATED

                                LEHMAN BROTHERS

                            PAINEWEBBER INCORPORATED

                             PRUDENTIAL SECURITIES
                                  INCORPORATED

                                 JUNE 10, 1998

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